Exhibit 99.1

Boulder Brands Announces 2015 Third Quarter Results

Boulder, CO (November 5, 2015) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the third quarter ended September 30, 2015. For the third quarter of 2015 compared to the equivalent period of 2014:

•	Net sales decreased 0.7% to $132.9 million. Foreign exchange rates negatively impacted the third quarter of 2015 by approximately $1.5 million.

•	Consumption, defined as sell-through at all channels, increased 0.5% in the third quarter.

•	GAAP operating income was $3.3 million. Excluding certain items, non-GAAP operating income decreased 0.8% to $13.2 million.

•	Adjusted EBITDA decreased 6.2% to $19.6 million

•	GAAP diluted earnings per share for the third quarter of 2015 was $0.01, compared to diluted loss per share of $2.17 in last year’s third quarter.

•	Non-GAAP diluted earnings per share for the third quarter of 2015 were $0.08, as compared to $0.08 in last year’s third quarter.

•	The Company maintained its 2015 earnings outlook range of $0.20 per share to $0.25 per share.

Jim Leighton, Interim Chief Executive Officer and Chief Operating Officer, stated, “Our organization is committed to being more efficient in our overall cost structure, more effective in managing our brands and products, and more balanced in customer and consumer marketing. Our third quarter results demonstrate our ability to implement these changes and sequentially improve results, as we have realigned our organization, focused on operational effectiveness and stabilized sales. As a result, our sales and overall profitability improved meaningfully in the third quarter compared to our second quarter. Our team will continue moving swiftly to address specific business challenges and opportunities, while setting the stage to deliver sustainable long-term growth.”

2015 Third Quarter Results

Total Company net sales in the third quarter of 2015 decreased 0.7% to $132.9 million, compared to net sales of $133.9 million in the third quarter of 2014.

Net sales for the Company’s Natural segment increased 6.6% to $89.0 million in the third quarter of 2015 compared to $83.5 million in the third quarter of 2014. The Company’s gluten-free brands – Udi’s and Glutino – reported net sales growth of 7.7% and a decline of 5.9%, respectively. EVOL’s net sales increased 24.8%.

Net sales for the Company’s Balance segment decreased 12.8% to $43.9 million in the third quarter of 2015 compared to $50.4 million in the third quarter of 2014. Earth Balance reported a net sales increase of 3.6% in the third quarter of 2015 compared to the third quarter of 2014.

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income), net and certain other costs) for the third quarters of 2015 and 2014, by the Company’s Natural and Balance segments.

Segment Results – Third Quarter

$ in Millions	2015	Margin	2014	Margin
Net Sales:
Natural	$89.0		$83.5
Balance	43.9		50.4

	$132.9		$133.9

Gross Profit
Natural	$26.7	30.0%	$26.6	31.9%
Balance	21.3	48.5%	23.8	47.2%

	$48.0	36.1%	$50.4	37.7%

Brand Profit
Natural	$13.7	15.4%	$14.9	17.8%
Balance	16.7	38.0%	18.3	36.4%

	$30.4	22.9%	$33.2	24.8%

Gross profit in the third quarter of 2015 decreased 4.8% to $48.0 million, or 36.1% of net sales, compared to $50.4 million, or 37.7% of net sales, in the third quarter of 2014. Overall gross margin was mainly impacted by the mix shift to the lower margin Natural segment from the higher margin Balance segment.

Brand Profit in the third quarter of 2015 for the Company’s Natural segment decreased 7.9% to $13.7 million, or 15.4% of net sales, compared to $14.9 million, or 17.8% of net sales, in last year’s third quarter. Brand Profit margin for the Company’s Natural segment was primarily impacted by the lower gross margin, due to higher bread yield loss at its Denver facility and lower overhead absorption in its Canadian facility, and a negative mix impact from its lower margin frozen category.

Brand Profit for the Company’s Balance segment, decreased 9.0% to $16.7 million, or 38.0% of net sales, in the third quarter of 2015 from $18.3 million, or 36.4% of net sales, in the previous year’s third quarter. Brand Profit margin improvement was mainly attributable to higher gross margin due to favorable mix within the Smart Balance portfolio.

The table below provides a reconciliation of GAAP operating income (loss) to non-GAAP operating income and non-GAAP adjusted EBITDA.

Reconciliation of Operating Income (Loss) to Non-GAAP Operating Income and Adjusted EBITDA – Third Quarter

$ in Millions	2015	2014
Operating income (loss)	$3.3	$(138.1)
Add back certain items affecting operating income (loss):
Restructuring, acquisition and integration-related costs	5.1	(0.2)
Impairment charge	—	150.5
Non-recurring charges	4.0	1.1
Stock-based compensation modification charges	0.8	—

Non-GAAP operating income	13.2	13.3
Add back non-cash and other items affecting operating income:
Depreciation and amortization	5.0	5.7
Stock-based compensation expense	1.6	2.5

Subtotal	19.8	21.5
Less other expense (income), net and net loss attributable to non-controlling interest*	0.2	0.6

Adjusted EBITDA	$19.6	$20.9

*	2015 excludes gain recognized on sale of an investment further described below.

Operating income was $3.3 million in the third quarter of 2015 compared to operating loss of $138.1 million in the third quarter of 2014. Excluding certain items, non-GAAP operating income was $13.2 million in the third quarter of 2015 compared to non-GAAP operating income of $13.3 million in the third quarter of 2014. The charges impacting operating income in the third quarter of 2015 primarily consisted of restructuring and severance costs, stock-based compensation modification charges and costs associated with the Company’s exploration of strategic alternatives. The charges impacting operating loss in the third quarter of 2014 included an impairment charge for Smart Balance of $150.5 million, and to a much lesser extent, severance and relocation charges. Also excluded from Adjusted EBITDA in 2015 was a gain on the sale of Suja shares within the Company’s investment subsidiary, Boulder Brands Investment Group (BBIG). In the quarter, BBIG tendered 35% of its shares in Suja in a transaction with The Coca Cola Company and Goldman Sachs, resulting in a gain of approximately $4.7 million, with $0.5 million of the gain attributable to the non-controlling interest.

Other expense (income), net, of $0.2 million in the third quarter of 2015, primarily included foreign currency losses. Other expense (income), net, of $0.6 million in the third quarter of 2014, primarily included foreign currency losses, partially offset by gains associated with commodity hedging contracts. Adjusted EBITDA decreased 6.2% to $19.6 million compared to last year’s third quarter of $20.9 million.

The table below provides a reconciliation of GAAP Net Income (Loss) and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net Income (Loss) and Earnings (Loss) Per Share (EPS), Net of Tax – Third Quarter

	Net Income (Loss) ($Mil)		Diluted EPS ($ Per Share)
	2015	2014	2015	2014
Reported GAAP*	$0.4	$(132.2)	$0.01	$(2.06)
Add back certain items:
Restructuring, acquisition and integration costs	1.2	(0.1)	0.02	—
Non-recurring charges	0.9	0.7	0.01	0.01
Impairment charges	—	136.1	—	2.13
Stock-based compensation modification charges	0.2	—	—	—
Gain on sale of investment, net of portion attributable to non-controlling interest	(1.0)	—	(0.02)	—
Write off of deferred loan costs	—	0.6	—	—
Tax rate adjustment	3.5	(0.2)	0.06	—

Total certain items	4.8	137.1	0.07	2.14
Non-GAAP excluding certain items**	$5.1	$4.9	$0.08	$0.08

*	Reported GAAP is calculated using diluted shares outstanding.
**	Diluted shares outstanding for Q3-15 = 63.1 million & Q3-14 = 64.0 million

NOTE: Amounts may not add due to rounding

Excluding the items noted above, and adjusting for a normalized tax rate of 41.5% in 2015 and 41.9% in 2014, non-GAAP net income in the third quarter of 2015 was $5.1 million, or $0.08 per share, compared with a non-GAAP net income of $4.9 million, or $0.08 per share, in the third quarter of 2014.

The table below provides a reconciliation of brand profit by segment to GAAP income (loss) before income taxes.

Reconciliation of Brand Profit by Segment to GAAP Income (Loss) Before Income Taxes

$ in Millions	2015	2014
Brand Profit:
Natural	$13.7	$14.9
Balance	16.7	18.3

Total reportable segments	30.4	33.2
Less:
General and administrative, excluding royalty income, net	22.0	21.1
Restructuring, acquisition and integration-related costs	5.1	(0.2)
Goodwill and tradename impairment	—	150.5
Other non-recurring items*	0.1	—
Interest expense	4.2	5.3
Other expense (income), net	(4.5)	0.6

GAAP Income (loss) before income taxes	$3.5	$(144.1)

*	Represents charges associated with the discontinuance of the Level Life brand as well as a bonus to be paid to certain production employees, each considered one-time in nature.

Outlook

The Company maintained its 2015 earnings outlook range of $0.20 per share to $0.25 per share.

Conference Call & Webcast

The Company will host a conference call at 9:30 a.m. Eastern Standard Time today. Investors and analysts may participate via conference call by dialing (855) 641-5843 from the United States or (707) 294-1296 from elsewhere. The conference ID is BOULDER. To ensure access to the conference call, participants should dial in at least 10 minutes before the call starts. A rebroadcast will be available until November 12, 2015, and can be accessed by dialing (855) 859-2056. The participant passcode is BOULDER (2685337 on the keypad).

The webcast link, http://edge.media-server.com/m/p/9fw6hos8/lan/en can also be found at http://investors.boulderbrands.com in the Events section. The webcast will be a listen-only format. An archive of the webcast will also be available at http://investors.boulderbrands.com in the Events section.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for all of 2015, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” “estimate,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including risks related to: the exploration of strategic alternatives, including whether any potential sale or merger of the Company will be consummated and, if so, the timing and terms of any such transaction, the potential loss of personnel and distraction to the Company and its management as a result of the process; changes to the Company’s management team, the Company’s ability to implement its growth strategy, the Company’s ability to manage its supply chain effectively, the Company’s ability to drive product innovation, lack of growth in consumer demand for packaged food products in the health and wellness space, the Company’s ability to maintain distribution, the Company’s ability to generate purchase volume while maintaining or growing profitability, the Company’s ability to maintain the health of its brands, and to prevent erosion of the reputation or appeal of the Company’s brands, continued adverse developments with respect to the sale of the Company’s buttery spreads and related products, adverse developments with respect to the demand for the Company’s gluten free products, maintaining and upgrading the Company’s manufacturing facilities, the loss of a contract manufacturer, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the expiration of certain patents, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of its food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the identification and execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, manufacturing gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill and intangible assets, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company’s products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s cash requirements and debt) as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “non-GAAP operating income,” “net income excluding certain items,” “diluted earnings per share (EPS) excluding certain items,” “EBITDA,” “Adjusted EBITDA” and “Brand Profit” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Non-GAAP operating income is defined as operating income excluding restructuring, acquisition and integration-related costs and certain other items. Brand profit is defined as gross profit less marketing, selling and royalty expense (income), net and certain other costs. EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. The Company believes that the exclusion of both non-cash and certain items helps to provide a reflection of the operating profitability of the Company and complements the Company’s planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company’s underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) non-GAAP operating income, (ii) net income excluding certain items, (iii) diluted earnings per share, excluding certain items, (iv) EBITDA, (v) Adjusted EBITDA, and (vi) brand profit are, respectively, (i) operating income, (ii) net income, (iii) diluted earnings per share, (iv) operating income, (v) operating income and (vi) income before income taxes. We have included in this press release reconciliations of GAAP operating income to non-GAAP operating income, GAAP operating income to Adjusted EBITDA, GAAP net income to net income excluding certain items, GAAP EPS to diluted EPS excluding certain items and income before income taxes to brand profit. Because of the forward-looking nature of the Company’s forecasted EBITDA and Adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and Adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Media:

Nick Lamplough

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash	$23,883	$31,660
Accounts receivable, net of allowance of: $1,039 (September 30, 2015) and $1,362 (December 31, 2014)	44,382	40,065
Accounts receivable – other	2,843	4,709
Inventories	63,350	52,888
Prepaid taxes	6,167	6,985
Prepaid expenses and other current assets	5,100	3,844
Deferred tax asset	10,377	6,721

Total current assets	156,102	146,872

Property and equipment, net	59,143	53,151

Other assets:
Goodwill	229,552	233,592
Intangible assets, net	181,181	191,400
Deferred costs, net	6,539	7,830
Investments, at cost	9,751	11,751
Other assets	1,989	1,996

Total other assets	429,012	446,569

Total assets	$644,257	$646,592

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$66,694	$53,774
Current portion of long-term debt	1,136	4,101

Total current liabilities	67,830	57,875

Long-term debt	287,781	301,113
Deferred tax liability	41,184	41,536
Other liabilities	6,421	4,909

Total liabilities	403,216	405,433

Commitments and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders’ equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 65,290,767 and 64,876,335 issued at September 30, 2015 and December 31, 2014, respectively and 61,600,104 and 61,185,672 outstanding at September 30, 2015 and December 31, 2014, respectively	6	6
Additional paid in capital	581,791	574,721
Accumulated deficit	(314,564)	(313,414)
Accumulated other comprehensive loss	(11,348)	(5,837)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)

Total Boulder Brands, Inc. and Subsidiaries stockholders’ equity	240,290	239,881
Noncontrolling interest	751	1,278

Total equity	241,041	241,159

Total liabilities and equity	$644,257	$646,592

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$132,917	$133,865	$379,634	$388,065
Cost of goods sold	84,891	83,422	243,826	244,319

Gross profit	48,026	50,443	135,808	143,746

Operating expenses:
Marketing	6,635	6,206	19,031	16,840
Selling	11,362	11,685	34,080	33,052
General and administrative	21,694	20,378	69,831	63,706
Restructuring, acquisition and integration-related costs	5,084	(186)	6,534	3,900
Goodwill and tradename impairment	—	150,507	2,696	150,507

Total operating expenses	44,775	188,590	132,172	268,005

Operating income (loss)	3,251	(138,147)	3,636	(124,259)

Other income (expense), net:
Interest expense	(4,180)	(5,341)	(12,482)	(13,906)
Other income (expense), net	4,464	(580)	4,193	(714)

Total other income (expense), net	284	(5,921)	(8,289)	(14,620)

Income (loss) before income taxes	3,535	(144,068)	(4,653)	(138,879)
Provision (benefit) for income taxes	2,726	(11,873)	(3,644)	(9,832)

Net income (loss)	809	(132,195)	(1,009)	(129,047)
Less: Net (income) loss attributable to noncontrolling interest	(455)	36	(141)	150

Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$354	$(132,159)	$(1,150)	$(128,897)

Earnings (loss) per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders:
Basic	$0.01	$(2.17)	$(0.02)	$(2.12)

Diluted	$0.01	$(2.17)	$(0.02)	$(2.12)

Weighted average shares outstanding:
Basic	61,514,355	61,032,874	61,354,796	60,803,632

Diluted	63,051,813	61,032,874	61,354,796	60,803,632

Net income (loss)	$809	$(132,195)	$(1,009)	$(129,047)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(2,282)	(803)	(4,852)	(1,092)
Cash flow hedges	(1,050)	—	(659)	—

Other comprehensive income (loss)	(3,332)	(803)	(5,511)	(1,092)

Comprehensive income (loss)	(2,523)	(132,998)	(6,520)	(130,139)
Less: Comprehensive (income) loss attributable to noncontrolling interest	(455)	36	(141)	150

Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries	$(2,978)	$(132,962)	$(6,661)	$(129,989)

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(1,009)	$(129,047)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of intangibles	15,943	16,750
Amortization of deferred financing costs	1,567	1,399
Deferred income taxes	(4,605)	(14,000)
Excess tax deficiency (benefit) from stock-based payment arrangements	44	(4,548)
Stock-based compensation	6,911	7,162
Asset write-offs	—	584
Loss on disposal of property and equipment	200	192
Impairment loss	2,696	150,507
Gain on sale of investment	(4,691)	—
Changes in assets and liabilities:
Accounts receivable	(5,497)	(14,535)
Inventories	(11,311)	(16,367)
Prepaid expenses and other assets	889	(7,541)
Prepaid taxes	774	3,613
Accounts payable and accrued expenses	15,172	5,455

Net cash provided by (used in) operating activities	17,083	(376)

Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	—	(4)
Purchase of investment	(1,000)	—
Proceeds from sale of investment	7,691	—
Purchase of property and equipment	(13,984)	(9,284)
Proceeds from disposal of property and equipment	13	28
Patent/trademark defense costs	(191)	(713)

Net cash used in investing activities	(7,471)	(9,973)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	26,933
Repayment of debt	(17,941)	(18,589)
Payments for loan costs	—	(1,433)
Contribution from (purchase of) noncontrolling interest	100	(280)
Distribution to noncontrolling interest	(769)	—
Shares withheld for payment of employee payroll taxes	(98)	(2,510)
Proceeds from exercise of stock options	1,460	3,892
Excess tax (deficiency) benefit from stock-based payment arrangements	(44)	4,548

Net cash (used in) provided by financing activities	(17,292)	12,561

Effects of exchange rate changes on cash	(97)	(37)

Net (decrease) increase in cash for the period	(7,777)	2,175
Cash - beginning of period	31,660	16,732

Cash - end of period	$23,883	$18,907

Cash paid during the period for:
Income taxes	$217	$172

Interest	$10,992	$11,161